SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
             RULES 13d-1(b)(c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                                (Amendment No. 1)


                                SUN BANCORP, INC.
                         -------------------------------
                                (Name of Issuer)

                     Common Stock $1.00 Par Value Per Share
                  ---------------------------------------------
                         (Title of Class of Securities)

                                   86663B 10 2
                               -------------------
                                 (CUSIP Number)

                               December 31 , 1999
              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)

|_|     Rule 13d-1(c)

|X|     Rule 13d-1(d)

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----------------------------------------------------                           -----------------------------------------------------
CUSIP No.  8666B 10 2                                           13G            Page 2 of 9 Pages
----------------------------------------------------                           -----------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
           1            NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                        Bernard A. Brown
------------------------------------------------------------------------------------------------------------------------------------
           2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a) [_]
                                                                                                                        (b) [_]
                        N/A
------------------------------------------------------------------------------------------------------------------------------------
           3            SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
           4            CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
------------------------------------------------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER
     NUMBER OF
                                                  233,064 Shares
      SHARES              ----------------------------------------------------------------------------------------------------------
                              6         SHARED VOTING POWER
    BENEFICIALLY
                                                  1,755,678 Shares
      OWNED BY            ----------------------------------------------------------------------------------------------------------
                              7         SOLE DISPOSITIVE POWER
       EACH
                                                  974,778 Shares
    REPORTING             ----------------------------------------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER
    PERSON WITH
                                                  1,755,678 Shares
------------------------------------------------------------------------------------------------------------------------------------
           9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  2,730,456 Shares
------------------------------------------------------------------------------------------------------------------------------------
          10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES                                                                                      [_]

                        N/A
------------------------------------------------------------------------------------------------------------------------------------
          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   27.525%
------------------------------------------------------------------------------------------------------------------------------------
          12            TYPE OF REPORTING PERSON

                        IN
------------------------------------------------------------------------------------------------------------------------------------
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----------------------------------------------------                           -----------------------------------------------------
CUSIP No.  8666B 10 2                                           13G            Page 3 of 9 Pages
----------------------------------------------------                           -----------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
           1            NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                        Shirley G. Brown
------------------------------------------------------------------------------------------------------------------------------------
           2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a) [_]

                                                                                                                        (b) [_]
                        N/A
------------------------------------------------------------------------------------------------------------------------------------
           3            SEC USE ONLY


------------------------------------------------------------------------------------------------------------------------------------
           4            CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
------------------------------------------------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER
     NUMBER OF
                                                  --
      SHARES              ----------------------------------------------------------------------------------------------------------
                              6         SHARED VOTING POWER
    BENEFICIALLY
                                                  430,140 Shares
      OWNED BY            ----------------------------------------------------------------------------------------------------------
                              7         SOLE DISPOSITIVE POWER
       EACH
                                                  --
    REPORTING             ----------------------------------------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER
    PERSON WITH
                                                  430,140 Shares
------------------------------------------------------------------------------------------------------------------------------------
           9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  430,140 Shares
------------------------------------------------------------------------------------------------------------------------------------
          10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES                                                                                      [_]

                        N/A
------------------------------------------------------------------------------------------------------------------------------------
          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   4.687%
------------------------------------------------------------------------------------------------------------------------------------
          12            TYPE OF REPORTING PERSON

                        IN
------------------------------------------------------------------------------------------------------------------------------------
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----------------------------------------------------                           -----------------------------------------------------
CUSIP No.  8666B 10 2                                           13G            Page 4 of 9 Pages
----------------------------------------------------                           -----------------------------------------------------


           1            NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 21-0608702

                        Vineland Construction Company
------------------------------------------------------------------------------------------------------------------------------------
           2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a) [_]

                                                                                                                        (b) [_]
                        N/A
------------------------------------------------------------------------------------------------------------------------------------
           3            SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
           4            CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
------------------------------------------------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER
     NUMBER OF
                                                  1,095,309 Shares
      SHARES              ----------------------------------------------------------------------------------------------------------
                              6         SHARED VOTING POWER
    BENEFICIALLY
                                                  --
      OWNED BY            ----------------------------------------------------------------------------------------------------------
                              7         SOLE DISPOSITIVE POWER
       EACH
                                                  1,095,309 Shares
    REPORTING             ----------------------------------------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER
    PERSON WITH
                                                  --
------------------------------------------------------------------------------------------------------------------------------------
           9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  1,095,309 Shares
------------------------------------------------------------------------------------------------------------------------------------
          10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES                                                                                      [_]

                        N/A
------------------------------------------------------------------------------------------------------------------------------------
          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   11.934%

------------------------------------------------------------------------------------------------------------------------------------
          12            TYPE OF REPORTING PERSON

                        CO
------------------------------------------------------------------------------------------------------------------------------------
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----------------------------------------------------                           -----------------------------------------------------
CUSIP No.  8666B 10 2                                        13G            Page 5 of 9 Pages
----------------------------------------------------                           -----------------------------------------------------


           1            NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 51-0296423

                        NFI Capital Corp.
------------------------------------------------------------------------------------------------------------------------------------
           2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a) [_]

                                                                                                                        (b) [_]
                        N/A
------------------------------------------------------------------------------------------------------------------------------------
           3            SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
           4            CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
------------------------------------------------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER
     NUMBER OF
                                                  105,496 Shares
      SHARES              ----------------------------------------------------------------------------------------------------------
                              6         SHARED VOTING POWER
    BENEFICIALLY
                                                  --
      OWNED BY            ----------------------------------------------------------------------------------------------------------
                              7         SOLE DISPOSITIVE POWER
       EACH
                                                  105,496 Shares
    REPORTING             ----------------------------------------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER
    PERSON WITH
                                                  --
------------------------------------------------------------------------------------------------------------------------------------
           9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  105,496 Shares
------------------------------------------------------------------------------------------------------------------------------------
          10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES                                                                                      [_]

                        N/A
------------------------------------------------------------------------------------------------------------------------------------
          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   1.149%

------------------------------------------------------------------------------------------------------------------------------------
          12            TYPE OF REPORTING PERSON

                        CO

------------------------------------------------------------------------------------------------------------------------------------
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CUSIP No.  8666B 10 2                                        13G            Page 6 of 9 Pages
----------------------------------------------------                           -----------------------------------------------------


           1            NAME OF REPORTING PERSONS

                        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) # 22-6083927

                        THE BROWN FOUNDATION
------------------------------------------------------------------------------------------------------------------------------------
           2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                (a) [_]

                                                                                                                        (b) [_]
                        N/A
------------------------------------------------------------------------------------------------------------------------------------
           3            SEC USE ONLY

------------------------------------------------------------------------------------------------------------------------------------
           4            CITIZENSHIP OR PLACE OF ORGANIZATION

                        United States
------------------------------------------------------------------------------------------------------------------------------------
                              5         SOLE VOTING POWER
     NUMBER OF
                                                  124,733 Shares
      SHARES              ----------------------------------------------------------------------------------------------------------
                              6         SHARED VOTING POWER
    BENEFICIALLY
                                                  --
      OWNED BY            ----------------------------------------------------------------------------------------------------------
                              7         SOLE DISPOSITIVE POWER
       EACH
                                                  124,733 Shares
    REPORTING             ----------------------------------------------------------------------------------------------------------
                              8         SHARED DISPOSITIVE POWER
    PERSON WITH
                                                  --
------------------------------------------------------------------------------------------------------------------------------------
           9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                  124,733 Shares
------------------------------------------------------------------------------------------------------------------------------------
          10            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                        CERTAIN SHARES                                                                                      [_]

                        N/A
------------------------------------------------------------------------------------------------------------------------------------
          11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                   1.359%

------------------------------------------------------------------------------------------------------------------------------------
          12            TYPE OF REPORTING PERSON

                        OO
------------------------------------------------------------------------------------------------------------------------------------
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Item 1(a).  Name of Issuer:
---------------------------

         Sun Bancorp, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

         226 Landis Avenue, Vineland, New Jersey 08360

Item 2(a).  Name of Person Filing:
---------------------------------

         Bernard A. Brown, Shirley G. Brown and Vineland Construction Company. Bernard and Shirley Brown are husband and wife, and each own 50 percent of Vineland Construction Company. NFI Capital Corp. is a Delaware Corporation of which Mr. Brown is President. The Brown Foundation is a private tax-exempt entity of which Mr. Brown is a Trustee and Fund Manager.

Item 2(b). Address of Principal Business Office or, if None, Residence:
----------------------------------------------------------------------

         71 West Park Avenue, Vineland, New Jersey 08360

Item 2(c).  Citizenship:
-----------------------

         Mr.  and  Mrs.  Brown  are  citizens  of the  United  States.  Vineland
Construction Company is a New Jersey corporation. NFI Capital Corp. is a Delaware Corporation. The Brown Foundation is a private, tax-exempt foundation registered in New Jersey.

Item 2(d).  Title of Class of Securities:
----------------------------------------

         Common Stock, $1.00 par value per share.

Item 2(e).  CUSIP Number:
------------------------

         86663B 10 2

Item 3.

         Not Applicable.

Item 4.  Ownership:
------------------

         The following information relates to the reporting persons' ownership as of December 31, 1999.

         (a)      Amount beneficially owned:
                  Mr. Brown
                  ---------
                  2,730,456 shares *

                  Mrs. Brown
                  ----------
                  430,140 shares **

                  Vineland Construction Company
                  -----------------------------
                  1,095,309 shares

                  NFI Capital Corp.
                  -----------------
                  105,496 shares

                  The Brown Foundation
                  --------------------
                  124,733 shares

         (b)      Percent of Class:

                  Mr. Brown
                  ---------
                  27.525%

                  Mrs. Brown
                  ----------
                  4.687%

                  Vineland Construction Company
                  -----------------------------
                  11.934%

                  NFI Capital Corp.
                  -----------------
                  1.149%

                  The Brown Foundation
                  --------------------
                  1.359%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           233,064 shares

                           Mrs. Brown
                           ----------
                           --

                          Vineland Construction Company
                          -----------------------------
                           1,095,309 shares

                           NFI Capital Corp.
                           -----------------
                           105,496 shares

                           The Brown Foundation
                           --------------------
                           124,733 shares

                  (ii)     Shared power to vote or to direct the vote

                           Mr. Brown
                           ---------
                           1,755,678 shares *

                           Mrs. Brown
                           ----------
                           430,140 shares **

                          Vineland Construction Company
                          -----------------------------
                           --

                           NFI Capital Corp.
                           -----------------
                           --

                           The Brown Foundation
                           --------------------
                           --

                  (iii)    Sole power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           974,778 shares***

                           Mrs. Brown
                           ----------
                           --

                          Vineland Construction Company
                          -----------------------------
                           1,095,309 shares

                           NFI Capital Corp.
                           -----------------
                           105,496 shares

                           The Brown Foundation
                           --------------------
                           124,733 shares

                  (iv) Shared power to dispose or to direct the disposition of

                           Mr. Brown
                           ---------
                           1,755,678 shares *

                           Mrs. Brown
                           ----------
                           430,140 shares **

                          Vineland Construction Company
                          -----------------------------
                           --

                           NFI Capital Corp.
                           -----------------
                           --

                           The Brown Foundation
                           --------------------
                           --


-----------
* Includes shares held by Shirley G. Brown, Vineland Construction Company, NFI Capital Corp. and The Brown Foundation.
**   Includes shares held by Vineland Construction Company.
*** Includes 741,714 shares underlying options which are exercisable within 60 days of December 31, 1999.

Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------
         Not Applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------
         Not Applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
-------------------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company or Control
         -------------------------------------------------------------------
         Person:
         -------

         Not Applicable.

Item 8.  Identification and Classification of Members of the Group:
-------------------------------------------------------------------
         Not Applicable.

Item 9.  Notice of Dissolution of Group:
---------------------------------------
         Not Applicable.

Item 10.  Certification:
-----------------------
         Not Applicable.

Exhibits
--------

99.1     Joint Filing Agreement*

*        Incorporated  by  reference  to  identically  numbered  exhibit  to the
         Schedule 13G filed by the parties on February 13, 1998.

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                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date:  June 15, 2000                              /s/Bernard A. Brown
                                                  -------------------
                                                  Bernard A. Brown